Exhibit 10.2.22
DORMAN PRODUCTS, INC.
PERFORMANCE RESTRICTED STOCK UNIT AWARD PURSUANT TO THE DORMAN PRODUCTS, INC. 2018 STOCK OPTION AND STOCK INCENTIVE PLAN

THIS PERFORMANCE RESTRICTED STOCK UNIT AWARD (this “Award”) dated as of #Grant Date# (the “Grant Date”) is entered into by and between Dorman Products, Inc. (the “Company”) and #Participant Name# (the “Participant”).
1.Grant of Performance-Based Restricted Stock Units. Effective as of the Grant Date, pursuant to the Dorman Products, Inc. 2018 Stock Option and Stock Incentive Plan (the “Plan”), the Company hereby grants to Participant #Number of Shares Granted# performance-based Restricted Stock Units (the “PSUs”), subject to the terms and conditions set forth in this Award and the Plan.
2.Dividend Equivalents.
(a)The PSUs are granted with dividend equivalent rights. If the Company declares a cash dividend on the Shares, an amount equivalent to such dividend will be credited to an unfunded bookkeeping account with respect to each outstanding and unvested PSU (the “Dividend Equivalent Amount”) on the record date of such dividend.
(b)The Dividend Equivalent Amount will be credited as cash, without interest, and will not be converted to Shares. The Dividend Equivalent Amount will be payable in cash, but only upon the applicable vesting date(s) of the underlying PSUs as determined in accordance with Section 3 below, and will be cancelled and forfeited if the underlying PSUs are cancelled or forfeited as determined in accordance with Section 3 below.
3.Vesting of PSUs.
(a)Subject to the provisions of Sections 3(b) and (c), the vesting of the PSUs is contingent upon (i) the Company’s achievement of the performance target(s) set forth on Exhibit A hereto (“Performance Target(s)”) during the performance period set forth on Exhibit A hereto (“Performance Period”), and (ii) Participant’s continued employment by or provision of services to the Company or a Subsidiaries Company through the end of the Performance Period. Awarded Shares will vest and become nonforfeitable only after certification by the Committee of the achievement of the Performance Targets previously established and approved by the Committee for the Performance Period.
(b)Upon a Change in Control, 100% of the unvested portion of the PSUs (assuming the maximum performance level) shall vest.
(c)If Participant’s employment or service terminates prior to the last day of the Performance Period on account of death or Disability, a pro rata portion of Participant’s PSUs will vest at the end of the Performance Period to the extent the Performance Target(s) for the Performance Period are met. The pro rata portion will be determined by multiplying the PSUs that would have vested at the end of the Performance Period pursuant to Section 3 and Exhibit A if Participant’s employment or service had not terminated prior to the last day of the Performance Period by a fraction, the numerator of which is the number of Participant’s completed months of service during the Performance Period and the denominator of which is the number of months in the Performance Period. Thereafter, the number of Shares deliverable shall be rounded up to the nearest whole Share.

Any Shares deliverable under this Section 3(c) shall be delivered at the same time long-term incentive awards are normally paid and/or delivered after the end of the Performance Period.
Except as provided above, upon the termination of employment or service of Participant prior to PSUs vesting in accordance with Exhibit A, any unvested PSUs will immediately and automatically, without any action on the part of the Company, be forfeited and cancelled.
4.Delivery of Shares; Tax Withholding; Securities Laws.
(a)Within thirty (30) days of a Vesting Date, the Company shall (i) pay the Dividend Equivalent Amount (if any) and (ii) deliver Shares issuable with respect to any vested PSUs.
(b)All obligations of the Company to deliver Shares shall be subject to the rights of the Company to withhold amounts required by law for any Federal Insurance Contributions Act (FICA), federal income, state, local and other tax liabilities (“Withholding Taxes”). By accepting this Award, Participant hereby: (i) elects, effective on the date Participant accepts this Award, to sell Shares in an amount having an aggregate Fair Market Value equal to the Withholding Taxes, and to allow the designated broker (the “Broker”) to remit the cash proceeds of such sale to the Company (a “Sell to Cover”); (ii) directs the Company to make a cash payment to satisfy the Withholding Taxes from the cash proceeds of such sale directly to the appropriate taxing authorities; and (iii) represents and warrants that (1) on the date Participant accepts this Award he or she is not aware of any material, nonpublic information with respect to the Company or any securities of the Company, is not subject to any legal, regulatory or contractual restriction that would prevent the Broker from conducting sales, does not have, and will not attempt to exercise, authority, influence or control over any sales of Shares effected by the Broker pursuant to this Award, (2) is entering into the Award and this election to Sell to Cover in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1 (regarding trading of the Company’s securities on the basis of material nonpublic information) under the 1934 Act, and (3) it is Participant’s intent that this election to Sell to Cover comply with the requirements of Rule 10b5-1(c)(1) under the 1934 Act and be interpreted to comply with the requirements of Rule 10b5- 1(c) under the 1934 Act. Participant further acknowledges that by accepting this Award, Participant is adopting a 10b5-1 Plan to permit Participant to conduct a Sell to Cover sufficient to satisfy the Withholding Taxes. All obligations to pay any Dividend Equivalent Amount will be paid net of any Withholding Taxes.
(c)The obligation of the Company to deliver Shares shall also be subject to the condition that if at any time the Company shall determine in its discretion that the listing, registration or qualification of the Shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body is necessary or desirable as a condition of, or in connection with, the issuance of Shares, the Shares may not be issued in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Company.
5.Assignments, Transfers and Successors and Assigns. The rights and interests of Participant under this Award may not be assigned, sold, exchanged, transferred, pledged, hypothecated or otherwise disposed of except by will or the laws of descent and distribution. The rights and protections of the Company hereunder shall extend to any successors or assigns of the Company and to the Company’s parent(s) and each of its Affiliates. This Award may be assigned by the Company without Participant’s consent.
6.Section 409A. This Award is intended to be exempt from or otherwise comply with the provisions of Section 409A. If the PSUs constitute “deferred compensation” under Section 409A and the PSUs become vested and settled upon Participant’s termination of employment or service, payment with respect to the PSUs shall be delayed for a period of six months after the termination if Participant is a “specified employee” as defined under Section 409A and if required pursuant to Section 409A. If payment is delayed, the PSUs shall be settled and paid within thirty (30) days after the date that is six (6) months following Participant’s termination of employment or service. Payments with respect to the PSUs may only be paid in a manner and upon an event permitted by Section 409A, and each payment under this Award shall be treated as a separate payment, and the right to a series of installment payments shall be treated as a right to a series of separate payments. In no event shall Participant, directly or indirectly, designate the calendar year of payment. The Company may change or modify the terms of this Award without Participant’s consent or signature if the Company determines, in its sole discretion, that such change or modification is necessary for purposes of compliance with or exemption from the requirements of Section 409A.
7.Miscellaneous.
(a)This Award shall not confer upon Participant any right to continue in the service as an employee, officer, director, consultant or advisor of the Company or any Subsidiary Company.
(b)The address for Participant to which notice, demands and other communications to be given or delivered under or by reason of the provisions hereof shall be Participant’s address as reflected in the Company’s personnel records, or such other address as Participant may provide to the Company by written notice.
(c)The validity, performance, construction and effect of this Award shall be governed by the laws of the Commonwealth of Pennsylvania, without giving effect to principles of conflicts of law.
(d)Participant hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the courts of the Commonwealth of Pennsylvania and of the United States of America, in each case located in Philadelphia, Pennsylvania, for any actions, suits or proceedings arising out of or relating to this Award and the transactions contemplated hereby (“Litigation”) and agrees not to commence any Litigation except in any such court, and further agrees that service of process, summons, notice or document by U.S. registered mail to his respective address shall be effective service of process for any Litigation brought against him in any such court. Each party hereby irrevocably and unconditionally waives any objection to the laying of venue of any Litigation in the courts of the Commonwealth of Pennsylvania or of the United States of America, in each case located in Philadelphia, Pennsylvania, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any Litigation brought in any such court has been brought in an inconvenient forum.
8.Incorporation of Plan Terms and Conflict with Other Agreements.

(a)This Award is subject to the terms and conditions of the Plan, including, but not limited to, those pertaining to (i) change in capitalization of the Company, (ii) clawback and recoupment, (iii) the Committee’s authority to amend, interpret, and administer the Award and the Plan, and (iv) the issuance of Shares in accordance herewith. Such terms and conditions of the Plan are incorporated into and made a part of this Award by reference. Capitalized terms used but not defined in this Award shall have the meanings set forth in the Plan unless the context clearly requires an alternative meaning.
(b)Restrictive Covenants
(i) This Award shall not affect the application or enforceability of any restrictive covenants subsequently or previously entered into between Participant and the Company (including the provisions of any employment, service, restrictive covenant or change-in-control agreement between the Company and Participant) and such restrictions shall not be superseded or in any way impacted by this Award. In the event of any conflict between the provisions of this Award and the provisions of any employment, service, restrictive covenant or change-in-control agreements between the Company and Participant (each, an “Employment Agreement”), the provisions of such Employment Agreement shall prevail. Notwithstanding the foregoing, this Award is subject to the terms and conditions of the Plan and, in the event the terms and conditions of this Award conflict with the terms and conditions of the Plan, the terms and conditions of the Plan shall prevail.
(ii)The non-competition and non-solicitation covenants contained in any Employment Agreement are necessary for the protection of the business and goodwill of the Company and are considered by Participant to be reasonable for such purpose. Participant acknowledges that a breach of any such covenants may cause irreparable damage to the Company and its subsidiaries and affiliates, the exact amount of which would be difficult to ascertain, and that the remedies at law for any such breach or threatened breach would be inadequate. Accordingly, Participant agrees that if Participant breaches or threatens to breach any such covenants, then in addition to any other remedy which may be available to the Company under such Employment Agreements, at law or in equity, the Company shall be entitled to institute and prosecute proceedings in any court of competent jurisdiction for specific performance and injunctive relief to prevent the breach or any threatened breach thereof without bond or other security or a showing that monetary damages will not provide an adequate remedy. Furthermore, Participant agrees that if Participant willfully and materially breaches any such covenants, then in addition to any other remedy which may be available to the Company under such Employment Agreements, at law or in equity, the Company shall be entitled to cease or withhold any payment of Shares to Participant pursuant to this Award, including the return of any previously delivered Shares or proceeds recognized upon any sale or other disposition of those Shares. Participant agrees to disclose in advance the existence and terms of the restrictions and covenants contained in this Award and in any Employment Agreements to any employer or service recipient by whom Participant might be employed or retained during the time in which such restrictive covenants in such Employment Agreements are in effect.
Please confirm your acceptance of this Award electronically by following the instructions on your personal web portal at Dorman’s Equity Administrator. You have until #Grant Accept by Date# to accept your award. Your electronic signature indicates your agreement to be bound by the terms of this Award.

EXHIBIT A

	Metric	Payout
Less than [Threshold]
Threshold
Target
Maximum

For purposes of this Award:

(a) “Performance Standard” means [one or more of the following performance criteria, either individually, alternatively or in any combination, applied either to the Company as a whole or to a business segment or unit, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to a previous year’s results or to a designated comparison group, in each case as specified by the Committee in the agreement evidencing the award of restricted shares: sales, revenue, net income, net earnings, earnings per share, return on the total capital, total shareholder return, return on equity, cash flow, operating profit and margin rate. The Committee may adjust the Performance Standard during a given Performance Period to exclude the impact of any of the following events or occurrences which the Committee determines should appropriately be excluded: (a) asset write-downs and discontinued operations; (b) litigation, claims, judgments or settlements; (c) the effect of changes in tax law or other such laws or regulations affecting reported results; (d) acquisitions, mergers or restructuring costs; and (e) any other extraordinary or unusual items or events applied on a consistent basis. The Committee also may adjust the designated comparison group to account for members that cease to be a public company during the Performance Period (whether by merger, consolidation, liquidation or otherwise) and include additional companies consistent with previously approved methodology for selecting a designated comparison group. Any determination by the Committee pursuant to this Exhibit A will be binding upon each Participant and the Company.]

(b) “Performance Period” means [_________________].